EXHIBIT 10.21(a)

EXECUTION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and between

VERANO EVANSTON, LLC

and

MM ENTERPRISES USA, LLC

in connection with the purchase of the membership interests of

MME EVANSTON RETAIL, LLC

Effective as of July 1, 2020

i

(continued)

ii

(continued)

iii

(continued)

iv

List of Exhibits:

A	Disclosure Schedules

B	Form of Consulting Agreement

C	Supply Agreement

D	Form of Note and Pledge Agreement

E	Form of Assignment and Assumption Agreement

F	Calculation of Working Capital

v

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), is made and entered into as of July 1, 2020 (the “Effective Date”), by and between Verano Evanston, LLC, a Delaware limited liability company (“Purchaser”) and MM ENTERPRISES USA, LLC, a Delaware limited liability company (“Seller”). Purchaser and Seller are sometimes referred to in this Agreement, individually, as a “Party,” and collectively, as the “Parties.”

RECITALS

WHEREAS, Seller is the owner of one hundred percent (100%) of the outstanding membership interests in the Company (as defined below) (the “Membership Interests”);

WHEREAS, the Company holds a license to operate an Illinois Registered Medical Cannabis Dispensing Organization (medical credential number DISP.000009 and Illinois Registered Adult Use Dispensing Organization (credential number AUDO.000020), and also maintains the right to apply for and obtain a Secondary-Site Early Approval Adult Use License (collectively, the “Licenses”) granted by the Illinois Department of Financial and Professional Regulation (the “IDFPR”) for the operation of that certain dispensary located at 1804 Maple Avenue, Evanston, Illinois 60201 (the “Dispensary”);

WHEREAS, the Parties desire to enter into this Agreement to provide for, among other things, the sale, assignment, transfer and conveyance by Seller to Purchaser of the Membership Interests on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and commitments of Seller and Purchaser set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Purchaser and Seller hereby agree as follows:

ARTICLE I.

DEFINITIONS

1.1. Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“$” or “dollar” means the lawful currency of the United States, unless otherwise stated.

“Action” means (a) any action, charge, claim, complaint, inquiry, investigation, petition, suit, mediation, order, arbitration, hearing, or proceeding, whether civil or criminal, in Law or in equity by or before any Governmental Body or (b) any market conduct or financial examination report or other proceeding by a Governmental Body.

“Adult Use Approvals” shall have the meaning as defined in Section 5.1(a).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided that, for the avoidance of doubt, Purchaser shall not be deemed an “Affiliate” of Company by virtue solely of Purchaser’s execution and operation of a Consulting Agreement in respect of the Company.

“After-CAED Tax Period” shall have the meaning as defined in Section 6.1(b).

“Assets” mean, as applicable, all real and personal property and other assets owned or leased by the Company and that are used in connection with the Business.

“Balance Sheet” shall have the meaning as defined in Section 4.5.

“Balance Sheet Date” shall have the meaning as defined in Section 4.5.

“Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit, cafeteria and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed or required to be contributed to by the Company or its ERISA Affiliates, or under which the Company or any of its ERISA Affiliates has any current or potential Liability, in each case in respect of current or former employees, directors, contractors, consultants or other advisors of Seller and its subsidiaries (or any beneficiary or dependent thereof).

“Books and Records of Account” mean all accounting records, including the financial statements, statements of accounts receivable and statements of accounts payable of the Company.

“Business” means the business of the Company, being an Illinois Registered Medical Cannabis Dispensing Organization and Illinois Registered Adult Use Dispensing Organization holding the Licenses.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Illinois are authorized or required by law or executive order to close.

“Closing” shall have the meaning as defined in Section 8.1.

“Closing Cash” shall have the meaning set forth in Section 3.1(a)(ii).

“Closing Date” shall have the meaning as defined in Section 8.2.

“Closing Statement” shall have the meaning as defined in Section 3.3(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

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“Company” means MME Evanston Retail, LLC, an Illinois limited liability company.

“Consulting Agreement” means a consulting agreement to be entered into by and between Purchaser and the Company with respect to the operation of the Business, substantially in the form attached to this Agreement as Exhibit B.

“Consulting Agreement Effective Date” means the effective date of the Consulting Agreement.

“Contract” means any written or oral contract, agreement, indenture, commitment, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, arrangement or other legally binding agreement or obligation.

“Current Assets” means cash and cash equivalents, current inventory and prepaid expenses, but excluding (a) deferred Tax assets; and (b) receivables from any of the Company's Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, determined in accordance with IFRS applied using the same accounting methods, practices, principles, policies and procedures as historically applied, based on Seller’s balance sheet ended March 28, 2020 as previously provided to Purchaser.

“Current Liabilities” means accounts payable and accrued expenses, but excluding payables to any of the Company's Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates (which shall be forgiven or terminated prior to the Closing), deferred or accrued Tax liabilities and Effective Date Indebtedness, determined in accordance with IFRS applied using the same accounting methods, practices, principles, policies and procedures as historically applied, based on Seller’s balance sheet ended March 28, 2020 as previously provided to Purchaser.

“Disclosure Schedules” mean the Disclosure Schedules in a form attached to this Agreement as Exhibit A.

“Dispensary” shall have the meaning set forth in the Recitals.

“Disputed Amounts” shall have the meaning as defined in Section 3.2(d).

“Effective Date Indebtedness” means the amount of Indebtedness of the Company outstanding as of the Effective Date.

“Effective Date Working Capital” shall have the meaning set forth in Section 3.2(a).

“Effective Date Working Capital Statement” shall have the meaning set forth in Section 3.2(b).

“Encumbrance” means liens, mortgages, security interests, pledges, proxies, shareholder agreements, voting agreements or trusts, options, rights of first refusal, right of first option, right of first or last negotiation or refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership, easements, mortgages, deeds of trust, rights-of-way, restrictions, encroachments, licenses, leases or any other encumbrances, claims, interests and other restrictions or limitations of any kind.

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“Enforceability Exceptions” means bankruptcy, insolvency, reorganization, fraudulent transfer, or moratorium.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company or any of its subsidiaries, or that is, or was at the relevant time, a member of the same “controlled group” as the Company or any of its subsidiaries pursuant to Section 4001(a)(14) of ERISA.

“Estimated Closing Statement” shall have the meaning as defined in Section 3.1(c).

“Financial Statements” shall have the meaning as defined in Section 4.5.

“First Installment” shall have the meaning set forth in Section 3.1(a).

“Fundamental Representations” shall have the meaning as defined in Section 9.13.

“Governmental Body” means any: (a) nation, state, county, city, town, village, district or other jurisdiction of any nature, (b) federal, state, provincial, local, municipal, foreign or other government, (c) governmental or quasi-Governmental Body of any nature (including any government agency, branch, department, official or entity and any court or other tribunal), (d) multi-national organization or body, or (e) body, regulatory or administrative authority, agency, bureau, department, board, panel or commission or any court, tribunal, or judicial or arbitral body or mediator or any other instrumentality of any kind of any of the foregoing exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Governmental Order” means any Law, order, judgment, injunction, decree, stipulation or determination issued, promulgated or entered by or with any Governmental Body of competent jurisdiction, or by any arbitrator, in each case, whether preliminary or final.

“IDFPR” shall have the meaning set forth in the Recitals.

“IFRS” means the International Financial Reporting Standards as in effect from time to time.

“Illinois Approval” means the approval by the IDFPR and each other necessary state, local or municipal authority with respect to the change in the ownership of the Company and the deemed transfer of the Licenses and any other Permits necessary to operate the Dispensary in connection with the transactions contemplated by this Agreement.

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“Indebtedness” means, with respect to the Company, at the time of any determination, without duplication: all obligations, contingent or otherwise, of the Company, including the outstanding principal amount of, all accrued and unpaid interest on and other payment obligations (including any premiums, termination fees, expenses, breakage costs or penalties due upon prepayment of or payable in connection with this Agreement or the consummation of the transactions contemplated by this Agreement) in respect of, (a) all indebtedness of the Company for borrowed money, which shall include borrowing agreements such as notes, bonds, indentures, mortgages, loans and lines of credit or similar instruments, (b) the guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making or sale with recourse by a Person of the obligation of another Person, (c) all obligations (including breakage costs) payable by the Company under interest rate or currency protection agreements, (d) any reimbursement obligation with respect to letters of credit (including standby letters of credit to the extent drawn upon), bankers’ acceptances, performance bonds or similar facilities issued for the account of the Company, (e) all obligations arising from installment purchases of property or representing the deferred purchase price of property or services in respect of which the Company is liable, contingently or otherwise, as obligor or otherwise, including any earnouts, seller notes, contingency payments or similar Liabilities relating to past acquisitions, (f) all obligations, whether or not assumed, secured by any Lien or payable out of the proceeds or product from any property or assets now or hereafter owned by the Company, (g) all obligations under capital leases (as determined in accordance with IFRS), but excluding real estate leases that are capitalized in accordance with IFRS, (h) deferred compensation for services, (i) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company, and (j) any obligation of the type referred to in clauses (a) through (i) of this definition of another Person, the payment of which the Company has guaranteed, or which is secured by any property or assets of such Person, or for which the Company is responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise.

“Independent Accountant” shall have the meaning as defined in Section 6.2(a).

“Interim Indebtedness” means the amount of Indebtedness of the Company incurred between the Effective Date and the Closing Date.

“Knowledge of Purchaser” or “Purchaser’s Knowledge” means the actual knowledge of George Archos after due inquiry.

“Knowledge of Seller” or “Seller’sKnowledge” means the actual knowledge of Tom Lynch and Tim Bossidy after due inquiry.

“Law” means any law, statute, rule, regulation, ordinance and other pronouncement having the effect of laws of the United States of America, any foreign country or any domestic or foreign state, province, county, city or other political subdivision or of any Governmental Body. Notwithstanding the foregoing, the Parties acknowledge that, at the time of the execution of this Agreement and at any applicable time thereafter, the operation of the Company may violate 21 U.S.C. § 811, et seq. (the “CSA”) or other federal law directly related thereto. Seller shall not be in breach of this Agreement (including, without limitation any of Seller’s representations and warranties contained herein) on the basis of the Company’s violation of the CSA or other federal law directly related thereto and the term “Law” shall expressly exclude such laws.

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“Liabilities” means with respect to any Person, any and all debts, liabilities or obligations of such Person of any kind or nature whatsoever, whether asserted or unasserted, known or unknown, accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person, including those arising under any Law, Action or Governmental Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Licenses” shall have the meaning set forth in the Recitals.

“Lien” shall have the meaning as defined in Section 4.10(i).

“Loss” or “Losses” means any claims, judgments, settlements, damages, losses, Liabilities, costs and expenses (including, but not limited to, reasonable legal fees).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is or could be reasonably expected to become, individually or in the aggregate, materially adverse to (a)the business, results of operations, condition (financial or otherwise) or assets of the Company or the Business, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided however that (x) “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates, including due to a pandemic or other natural disaster; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement; (vi) any changes in applicable Laws or accounting rules, including IFRS; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; and (y) any event, occurrence, fact, condition or change referred to in clauses (x)(i) through (iv) shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company or the Business compared to other participants in the industries in which the Business operates.

“Material Impact on the Licenses” means any event, occurrence, fact, condition or change that is or could be reasonably expected to become, individually or in the aggregate, materially adverse to the Licenses or the Adult Use Approvals, including, (a) the forfeiture, loss, revocation, suspension of any License, or any rights thereunder, or (b) the Adult Use Approvals being denied or the forfeiture, loss, revocation, suspension of any license or credential number issued in connection with obtaining the Adult Use Approvals.

“MedMen Boston” shall have the meaning set forth in Section 5.5.

“Membership Interests” means the outstanding membership interest units and all equity interests of the Company.

“Note and Pledge Agreement” shall have the meaning as defined in Section 3.1(a)(iii)).

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“Option Period” shall have the meaning set forth in Section 5.5.

“Organizational Documents” means any certificate of formation, articles of incorporation, articles of organization, bylaws, operating agreement, partnership agreement, trust agreement, or similar formation or governing documents and instruments.

“Party” and “Parties” shall have the meanings as defined in the Preamble to this Agreement.

“Permit” means any permit, license (including the Licenses), franchise, approval, authorization and/or consents required to be obtained from any Governmental Body.

“Permitted Encumbrances” means (a) Encumbrances for current Taxes, assessments and other government or statutory charges not yet due or payable or which are being contested in good faith by appropriate proceedings, and (b) Encumbrances created by applicable Law (including securities Laws) or by this Agreement or any Transaction Document.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Body or other entity.

“Post-Closing Adjustment” shall have the meaning set forth in Section 3.3(c).

“Post-CAED Straddle Period” means the portion of any Straddle Period commencing after 12:01 a.m. (Central Time) on the Consulting Agreement Effective Date.

“Pre-CAED Straddle Period” means the portion of any Straddle Period ending at 12:01 a.m. (Central Time) on the Consulting Agreement Effective Date.

“Pre-Closing Returns” shall have the meaning as defined in Section 6.2(a).

“Pre-CAED Tax Period” shall have the meaning as defined in Section 6.1(a).

“Purchase Option” shall have the meaning set forth in Section 5.5.

“Purchase Price” shall have the meaning as defined in Section 3.1.

“Purchaser” shall have the meaning as defined in the Preamble to this Agreement.

“Purchaser Indemnified Party” and “Purchaser Indemnified Parties” shall have the meaning as defined in Section 9.4.

“Purchaser Indemnified Parties’ Losses” shall have the meaning as defined in Section 9.4.

“Purchaser Tax Indemnified Persons” shall have the meaning as defined in Section 6.1(a).

“Required Consents” means those consents that must be obtained by the Closing under Section 5.3.

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“Resolution Period” shall have the meaning as defined in Section 3.2(c).

“Review Period” shall have the meaning as defined in Section 3.2(c).

“Seller” shall have the meaning as defined in the Preamble to this Agreement.

“Seller Caused MAE or MIL” means the occurrence of a Material Adverse Effect or a Material Impact on the Licenses that occurs with respect to the Company (i) prior to the Consulting Agreement Effective Date, or (ii) during the period commencing on the Consulting Agreement Effective Date and ending on the Closing Date that was directly or indirectly caused by (a) the action or inaction of Seller or any of Seller’s Affiliates or (b) a breach of this Agreement by Seller or its Affiliate; provided, however, that no Seller Caused MAE or MIL shall be deemed to have occurred with respect to any action or inaction of Seller or any of Seller’s Affiliates that was (1) directed by or consented to by Purchaser, or (2) required by the terms of this Agreement, or (3) was caused by or arose out of Purchaser failing to comply with Section 5.8(b); provided further that, with respect to this subsection (3) if Seller had Knowledge that the failure to take any action that would have been contained in any notice made by Purchaser in compliance to Section 5.8(b) would reasonably be expected to have or cause a Material Adverse Effect or a Material Impact on the Licenses, such action or inaction by Seller shall be deemed to not have been caused by or arise out of Purchaser’s failure to comply with Section 5.8(b).

“Seller Intellectual Property” means any right, title or interest in, including any license for the use of, any of Seller’s intellectual property or proprietary information, which shall include but not be limited to (i) any trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing, including but not limited to “MM Enterprises USA, LLC” and “MedMen”; (ii) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Body, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (iii) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (iv) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Body-issued indicia of invention ownership (including inventor's certificates, petty patents and patent utility models); (v) techniques and/or methods for operating and/or managing a licensed marijuana dispensary, production and/or growing facility; (vi) techniques and/or methods for growing marijuana; (vii) techniques and/or methods for training employees of a licensed marijuana dispensary and/or growing facility; (viii) business methods used in the operation or management of a licensed marijuana dispensary, production and/or growing facility; (ix) business plans and procedures used in the operation or management of a licensed marijuana dispensary, production and/or growing facility; (x) techniques and/or methods for marketing and/or branding, including but not limited to plans and materials, used in connection with the operation and management of a licensed marijuana dispensary, production and/or growing facility; Seller’s proprietary soil mix; (xi) techniques and/or methods for compiling and using statistical data and reports in connection with the operation and management of a licensed marijuana dispensary, production and/or growing facility; (xii) techniques and/or methods for compiling and using financial information in connection with the operation and management of a licensed marijuana dispensary, production and/or growing facility; (xiii) Seller’s proprietary computer software used in connection with or otherwise related to the operation and management of a licensed marijuana dispensary, production and/or growing facility; (xiv) techniques and/or methods for quality control and/or assurance plans, methods, and information used in connection with the operation and management of a licensed marijuana dispensary, production and/or growing facility; (xv) techniques and/or methods for the distribution of marijuana by a licensed marijuana dispensary, production and/or growing facility; (xvi) specifications and pricing for authorized merchandise, inventory, materials, supplies and equipment; and (xvii) all other information created or developed by and/or for Seller, in each case, excluding any intellectual property or proprietary information owned, created or licensed and used by Purchaser in satisfaction of its duties under the Consulting Agreement.

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“Seller Tax Contest” shall have the meaning as defined in Section 6.5(b).

“Seller Tax Indemnified Persons” shall have the meaning as defined in Section 6.1(b).

“Straddle Period” means any Tax period beginning on or before 12:01 a.m. (Central Time) on the Consulting Agreement Effective Date and ending after 12:01 a.m. (Central Time) on the Consulting Agreement Effective Date.

“Straddle Return” shall have the meaning as defined in Section 6.2(b).

“Statement of Objections” shall have the meaning as defined in Section 3.2(c).

“Survival Date” shall have the meaning as defined in Section 9.3(b).

“Supply Agreement” shall mean the supply agreement attached hereto as Exhibit C.

“Target Working Capital” means $0.

“Tax” or “Taxes” shall have the meaning as defined in Section 4.10(ii).

“Tax Contest” shall have the meaning as defined in Section 6.5(b).

“Tax Return” shall have the meaning as defined in Section 4.10(iii).

“Term Sheet” means that certain Term Sheet dated June 9, 2020 entered into between Purchaser and Seller.

“Transaction Documents” means: (a) this Agreement, (b) the Consulting Agreement, (c) the Supply Agreement, and (d) each other agreement, instrument or document entered into or required to be delivered in connection with the transactions contemplated hereby and thereby.

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“Transaction Expenses” means all fees, costs and expenses incurred by or behalf of, or otherwise payable by the Company (or incurred by or on behalf of, or otherwise payable by Seller) that have not been paid as of the Closing Date and that will become or remain a liability of the Company (a) to third parties in connection with the consideration, preparation, documentation, execution and consummation of the transactions contemplated by this Agreement, or any alternative transactions, including fees and disbursements of Seller, attorneys, financial advisors, accountants and other advisors and service providers, and (b) in respect of any bonus, severance or other payment or other form of compensation or benefits that is created, accelerated, accrues or becomes payable by the Company in connection with the consummation of the transactions contemplated by this Agreement, to any present or former manager, shareholder, member, employee, independent contractor or consultant thereof, including pursuant to any employment or consulting agreement, benefit plan or any other Contract, including any Taxes payable on or triggered by any such payment.

“Unapproved Indebtedness” means Interim Indebtedness incurred without Purchaser’s approval as required by Section 4.4 hereof.

“Undisputed Amounts” shall have the meaning as defined in Section 3.2(d).

“Working Capital” means (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the close of business on the Effective Date calculated in accordance with Exhibit F attached hereto.

“Working Capital Statement” shall have the meaning as defined in Section 3.1(b).

ARTICLE II.

PURCHASE AND SALE OF MEMBERSHIP INTERESTS

2.1. Purchase of Membership Interests Upon the terms and subject to the conditions set forth in this Agreement, Seller hereby agrees to sell, assign, transfer and convey all of the Membership Interests in the Company to Purchaser free and clear of any Encumbrances except Permitted Encumbrances, and Purchaser hereby agrees to purchase and acquire the Membership Interests from Seller, provided that the Parties acknowledge the sale will not include any Seller Intellectual Property.

ARTICLE III.

PURCHASE PRICE; CONSIDERATION; CLOSING DELIVERABLES

3.1. Purchase Price and Consideration; Purchase Price Adjustment. Subject to any adjustments pursuant to Section 3.1(b) below, the aggregate consideration for the Membership Interests shall be Twenty Million Dollars (U.S. $20,000,000) (the “Purchase Price”), subject to adjustment as set forth in this Section 3.1, which shall be paid as follows:

(i)Ten Million Dollars ($10,000,000.00) (the “First Installment”) in immediately available funds shall be wired to an account designated by Seller on the Effective Date upon receipt a completed and signed IRS Form W-9 for Seller.

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(ii)Eight Million Dollars ($8,000,000.00) minus any Effective Date Indebtedness, minus, any Unapproved Indebtedness, minus the Transaction Expenses, minus the amount by which the Effective Date Working Capital is less than the Target Working Capital, if any, plus the amount by which the Effective Date Working Capital exceeds the Target Working Capital, if any (the “Closing Cash”) in immediately available funds shall be wired to an account designated by Seller on the earlier to occur of the Closing and November 16, 2020 (such date, the “Closing Cash Payment Date”); provided, that if the Closing Cash is paid prior to the Closing, (1) the additions and deductions applied to the Closing Cash pursuant to this Section 3.1(a)(ii) shall instead be applied to the principal amount of the Note and Pledge Agreement in Section 3.1(a)(iii) at the Closing and all references to the calculation of and adjustment to Closing Cash set forth in Sections 3.1(c), 3.3 and 3.5 shall be deemed to be references to the calculation of and adjustment to the principal amount of the Note and Pledge Agreement pursuant thereto and (2) at the request of Purchaser, Seller shall and shall cause the Company to revise the payments under the Consulting Agreement to an amount acceptable to Purchaser (in its sole and absolute discretion).

(iii)Two Million Dollars ($2,000,000.00) payable on or before the three (3)- month anniversary of the earlier to occur of Closing or the Closing Cash Payment Date as evidenced by a secured promissory note and pledge agreement, substantially in the form attached hereto as Exhibit D (the “Note and Pledge Agreement”) to be executed by Purchaser and delivered to Seller on the earlier to occur of Closing or the Closing Cash Payment Date.

(b)On or prior to July 10, 2020, Seller shall prepare and deliver to Purchaser a statement setting forth the Working Capital calculated in accordance with Exhibit F, which statement shall contain a balance sheet of the Company as of the Effective Date, a calculation of the Effective Date Indebtedness, and a calculation of the Working Capital as of the Effective Date (the “Working Capital Statement”), prepared in accordance with IFRS using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company’s balance sheet ended March 28, 2020, as previously provided to Purchaser, as if such Working Capital Statement was being prepared and audited as of a fiscal year end.

(c)At least three (3) days prior to the Closing Cash Payment Date, Seller shall prepare and deliver to Purchaser a statement containing the Effective Date Working Capital (as finally determined pursuant to Section 3.2), a calculation of any Unapproved Indebtedness, if any, a calculation of the Transaction Expenses and a calculation of the Closing Cash resulting therefrom (the “Estimated Closing Statement”). At the Closing, Purchaser shall pay Seller the Closing Cash set forth in the Estimated Closing Statement.

3.2.Working Capital Adjustments

(a) Effective Date Working Capital; Effective Date Indebtedness. Within thirty (30) days after the Effective Date, Purchaser shall prepare and deliver to Seller a statement setting forth its calculation of the Effective Date Indebtedness, and a calculation of Working Capital as of the Effective Date (the “Effective Date Working Capital”), which statement shall contain a balance sheet of the Company as of the Effective Date (without giving effect to the transactions contemplated herein) (the “Effective Date Working Capital Statement”), prepared in accordance with IFRS using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company’s balance sheet ended May 31, 2020 as if such Effective Date Working Capital Statement was being prepared and audited as of a fiscal year end.

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(b) Examination. After receipt of the Effective Date Working Capital Statement, Seller shall have thirty (30) days (the “Review Period”) to review the Effective Date Working Capital Statement. During the Review Period, Seller and an accountant designated by Seller shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Purchaser and/or Purchaser’s accountants to the extent that they relate to the Effective Date Working Capital Statement and to such historical financial information (to the extent in Purchaser’s possession) relating to the Effective Date Working Capital Statement as Seller may reasonably request for the purpose of reviewing the Effective Date Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Purchaser or the Company.

(c) Objection. On or prior to the last day of the Review Period, Seller may object to the Effective Date Working Capital Statement by delivering to Purchaser a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Effective Date Indebtedness and the Effective Date Working Capital reflected in the Effective Date Working Capital Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Purchaser and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, and the Effective Date Working Capital Statement with such changes as may have been previously agreed in writing by Purchaser and Seller, shall be final and binding.

(d) Resolution of Disputes. If Seller and Purchaser fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (the “Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the Independent Accountant who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Effective Date Working Capital Statement. The Parties agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the Disputed Amounts and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Effective Date Working Capital Statement and the Statement of Objections, respectively.

(e) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and by Purchaser, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Purchaser, respectively, bears to the aggregate amount actually contested by Seller and Purchaser.

(f) Determination by Independent Accountant. The Independent Accountant shall be directed to make a determination as soon as practicable within thirty (30) days (or such other time as the Parties shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Effective Date Working Capital Statement shall be conclusive and binding upon the parties hereto.

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3.3.Closing Cash Adjustment.

(a) Closing Statement. Within thirty (30) days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement containing a balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), the Effective Date Working Capital (as finally determined pursuant to Section 3.2), its calculation of Unapproved Indebtedness, if any, and the Transaction Expenses, and the calculations of the Closing Cash and the Post-Closing Adjustment resulting therefrom (the “Closing Statement”), prepared in accordance with IFRS using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company’s balance sheet ended March 28, 2020, as previously provided to Purchaser, as if such Closing Statement was being prepared and audited as of a fiscal year end.

(b) The Parties shall treat the Closing Statement as if it were the Effective Date Working Capital Statement under Section 3.2 for purposes of reviewing, objecting to and finalizing the Closing Statement and the calculations contained therein, including the Closing Cash and the Post-Closing Adjustment.

(c) Post-Closing Adjustment. The post-closing adjustment shall be an amount equal to the difference between the Closing Cash (as finally determined pursuant to this Section 3.3) and the Closing Cash paid at the Closing (the “Post-Closing Adjustment”).

(d) Payments of Post-Closing Adjustment. If the Closing Cash (as finally determined pursuant to this Section 3.3) is less than the Closing Cash paid at the Closing, then Seller shall promptly pay the Post-Closing Adjustment to Purchaser. If the Closing Cash (as finally determined pursuant to this Section 3.3) is more than the Closing Cash paid at the Closing, then Purchaser shall promptly pay Seller the Post-Closing Adjustment.

(e) Adjustments for Tax Purposes. Any payments made pursuant to this Section 3.3 shall be treated as an adjustment to the Purchase Price by the parties for tax purposes, unless otherwise required by law.

3.4. Supply Agreement. Concurrently with the execution of this Agreement, Seller and Purchaser shall enter into a Supply Agreement substantially in the form attached hereto as Exhibit C.

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3.5. Withholding Tax; Conveyance Tax. Purchaser shall be entitled to deduct and withhold from the Closing Cash such amounts that Purchaser is required to deduct and withhold under the Code or any provision of applicable Tax Law. To the extent that amounts are so deducted or withheld, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to Seller. All transfer (including real estate transfer) documentary, sales, use, stamp, registration, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the transactions contemplated hereby will be paid by Seller when due and Seller will, at its own expense, file all necessary Tax Returns and other documentation in a manner consistent with applicable Law, with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees. In addition and notwithstanding any provision to the contrary in this Agreement, Seller will pay any liability for Taxes imposed on any Person under Section 201(o) of the Illinois Income Tax Act arising from the transactions contemplated by this Agreement and will indemnify Purchaser and its Affiliates and will hold them harmless from all liability, costs, or expenses incurred by the Company or any Affiliate in respect of any such liability.

3.6. Consulting Closing Deliverables. Upon satisfaction of the following conditions:

(i)receipt of any necessary approvals of Governmental Bodies, including the Illinois Approval,

(ii)the addition of Purchaser’s officers and directors as “Principal Officers” of the Company/License if necessary/required, and

(iii)satisfaction of any other steps required by applicable Law, Seller and Purchaser shall enter into a Consulting Agreement in respect of the operation of the Business substantially in the form attached hereto as Exhibit B, or in the event the Consulting Agreement has already been executed, the Consulting Agreement will become effective. The Consulting Agreement shall automatically terminate and be of no further force or effect without further action of any Person upon the Closing.

3.7. Seller Deliverables. Seller shall deliver, or cause to be delivered, to Purchaser:

(a)at the Closing an assignment and assumption agreement with respect to the Membership Interests to be sold to Purchaser executed by Seller or an Affiliate of Seller with authority to transfer such Membership Interests to Purchaser, in a form as attached to this Agreement as Exhibit E, with necessary modifications as agreed to by Seller and Purchaser, acting reasonably;

(b)at the Closing Cash Payment Date the certificate referred to in Section 8.4(c) hereof;

(c)at the Closing Cash Payment Date a good standing certificate (or equivalent document) for the Company from the Secretary of State of the jurisdiction of its organization and by the Secretary of State of all other jurisdictions where such entity is qualified to do business as a foreign entity, in each case, dated within two (2) days prior to the applicable date;

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(d)certificates, dated as of the Closing Cash Payment Date, of the manager or managing member of the Company certifying that the Company has previously made available to Purchaser a complete and correct copy of all its Organizational Documents, as amended to date, and that attached thereto is a complete and correct copy of resolutions adopted by the manager or managing member authorizing the execution, delivery and performance of any Transaction Documents and the consummation of the transactions contemplated thereunder, and that the Company’s Organizational Documents, resolutions, approvals and consents have not been amended or modified in any respect and remain in full force and effect as of the applicable date; and

(e)at the Closing Cash Payment Date (if applicable) and the Closing such other documents and instruments as may be required by this Agreement.

3.8. Purchaser Closing Deliverables. At the Closing or at the Closing Cash Payment Date (if applicable), Purchaser shall deliver, or cause to be delivered, to Seller:

(a)The Closing Cash,

(b)The fully executed Note and Pledge Agreement; and

(c)such other documents and instruments as may be required by this Agreement.

ARTICLE IV.

REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

As a material inducement to Purchaser to enter into this Agreement and the other Transaction Documents, and with the understanding that Purchaser will be relying thereon in consummating the purchase of the Membership Interest and the other transactions completed by the Transaction Documents, Seller hereby represents and warrants, as of the date hereof, and covenants to Purchaser as follows:

4.1. Ownership; Capitalization. Seller is the record owner of, and has good and valid title to, the Membership Interests set forth opposite Seller’s name on Schedule 4.1 of the Disclosure Schedules, and such Membership Interests are free and clear of all Encumbrances except for Permitted Encumbrances. The Membership Interests constitute one hundred percent (100%) of the total issued and outstanding membership interests in the Company. The Membership Interests have been duly authorized and validly issued, fully-paid and non-assessable, were issued in compliance with applicable Laws and were not issued in violation of the Organizational Documents of the Company or any other agreement, arrangement, or commitment to which Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person. At the Closing, Seller shall transfer to Purchaser, and Purchaser shall receive from Seller, good and valid title to all of the Membership Interests of the Company, free and clear of all Encumbrances other than Permitted Encumbrances.

(b) There are or will be no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Membership Interests in the Company or obligating the Company to issue or sell any membership interests (including the Membership Interests), or any other interest, in the Company other than pursuant to this Agreement. Other than this Agreement and the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

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4.2. No Conflicts. Except with respect to the transfer of the License and Seller’s notice obligations to its lenders, the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with, or result in a violation or breach of, or default under, any provision of the Organizational Documents of Seller or the Company; (b) conflict with, or result in a violation or breach of any provision of, any Law or Governmental Order applicable to Seller or the Company; (c) require the consent of, notice to or other action by any Person under any contract to which Seller or the Company is a party; (d) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any Contract to which Seller or the Company is a party or by which Seller or the Company (or any of their properties or assets) is bound; or (d) result in the creation of any Encumbrance on the Membership Interests or any of the Company’s properties or assets. As of the Closing Date, Seller will have obtained consent to transfer ownership in the Licenses and no further consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Body will be required by or with respect to Seller or the Company in connection with the consummation of the transactions contemplated by the Transaction Documents.

4.3. Authority. This Agreement and the other Transaction Documents have been duly authorized by Seller and, when duly executed and delivered by Purchaser and Seller, shall constitute the legal, valid and binding obligations of Seller, and shall be enforceable against Seller in accordance with their terms, subject to the Enforceability Exceptions. The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller has been duly authorized by proper member and manager action of Seller and is within its limited liability company powers.

4.4. Organization and Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Illinois and has all requisite power and authority to own or lease its Assets and to carry on its Business as it is being conducted as of the Effective Date.

4.5. Financial Statements. Complete copies of the Company’s unaudited quarterly financial statements consisting of the balance sheet of the Company as of March 28, 2020, and the related statements of income and retained earnings for such period, (the “Financial Statements”) have been delivered to the Purchaser. The Financial Statements have been prepared in accordance with IFRS applied on a consistent basis throughout the periods involved. The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of March 28, 2020 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.

4.6. Undisclosed Liabilities. The Company has no Liabilities, except: (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount..

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4.7. Schedules. Each of the following schedules set forth on the Disclosure Schedules is attached to this Agreement, and the information contained therein is true and correct as of the date hereof:

Schedule 4.7(a):

Tangible Assets/Equipment. This schedule sets forth a description of all equipment, machinery, furniture, fixtures, furnishings, leasehold improvements, inventory and other similar property that are owned or that are being used by the Company in connection with its Business.

Schedule 4.7(b):	Real Property. This schedule lists any parcel of real property owned, leased or used by the Company.

Schedule 4.7(c):

Leases for Real Property. This schedule lists and describes any lease for real property, whether written or oral, to which the Company is a party or claims or holds an interest in real property owned by another Person. The Company has a valid lease, in full force and effect, and is entitled to the full benefit and advantage of each parcel of real property listed. With respect to each lease and sublease for each property listed on Schedule 4.7(c): (i) the lease or sublease is legal, valid, binding, enforceable and in full force and effect, and shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby; (ii) the Company is not, and to Seller’s Knowledge, no other party to the lease or sublease is in breach of or default under any such lease or sublease, and no event has occurred which, with notice or lapse of time, would constitute a breach of or default under, or permit termination, modification, or acceleration thereunder; (iii) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; (iv) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy any leased or subleased real property or any material portion thereof; (v) the Company’s possession and quiet enjoyment of the leased real property under any lease or sublease has not been disturbed, and to Seller’s Knowledge, there are no disputes with respect to any lease or sublease, (vi) no security deposit or portion thereof deposited with respect to any lease or sublease has been applied in respect of a breach or default under any such lease or sublease which has not been re- deposited in full, and (vii) to Seller’s Knowledge, all facilities leased or subleased thereunder have received all material approvals of Governmental Entities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with applicable Laws, rules and regulations.

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Schedule 4.7(d):	Leases for Personal Property. This schedule lists and describes any lease for personal property, whether written or oral, to which the Company is a party.

Schedule 4.7(e):	Contracts/Agreements. This schedule lists any Contract, to which the Company is a party, to the extent such agreements are not set forth in other schedules.

Schedule 4.7(f):

Permits and Licenses. This schedule lists all federal, state or local Permits, licenses, exemptions, easements, use permits, variances and other approvals and authorizations which are necessary to conduct the Business as conducted as of the time of delivery of such Disclosure Schedules, and sets forth the issuing agency, the expiration thereof and indicates which of such Permits, licenses and approvals are not current or currently held by the Company. Each such Permit held by the Company is valid and in full force and effect and has not been revoked, suspended, cancelled, rescinded, terminated, modified and has not expired. There are no pending or, to Seller’s Knowledge, threatened Actions by or before any Governmental Body to revoke, suspend, cancel, rescind, terminate and/or materially adversely modify any such Permit. None of the Permits will be impaired or terminated or become terminable as a result of the transaction contemplated hereby.

Schedule 4.7(g):	Long-Term Debt. This schedule lists any long-term Indebtedness of the Company (to be satisfied prior to or at the Closing).

True and correct copies of all documents listed in any preceding schedule have been or will be made available to Purchaser prior to the Effective Date.

4.8. No Defaults. With respect to each Contract listed on the schedules of the Disclosure Schedules referred to in Section 0, (i) no such Contract has been breached in any material respect or canceled by the Company, or to Seller’s Knowledge, by any other party thereto, and Sellers do not have any Knowledge of any anticipated breach by any party to any such Contract; (ii) Seller and the Company has performed in all material respects all of the obligations required to be performed by it under each of such Contracts and none of them has received any claim, whether written or oral, that it has breached any of the terms or conditions of any such Contract; (iii) no party to any such Contract (including but not limited to Seller or Company, where applicable) has given notice thereunder of its intent to terminate, cancel, or renegotiate such Contract, nor have the parties to any such Contract otherwise initiated any termination, cancelation, or renegotiation thereof; (iv) to Seller’s Knowledge, no party has repudiated or attempted to repudiate any provisions of any such Contract and Seller has no Knowledge of any party’s intention to so repudiate any such Contract; (v) no event has occurred which with the passage of time or the giving of notice or both would result in a breach or default under any such Contract by the Company or, to Seller’s Knowledge, by any other party to any Material Contract; and (vi) each such Contract (y) is in full force and effect and is legal, valid, binding and enforceable against the Company in all respects, subject to the Enforceability Exceptions, and (z) will be in full force and effect and legal, valid, binding and enforceable immediately following the consummation of the transactions contemplated by this Agreement, and the transfer thereof will not give any Person a right of termination or acceleration or right to make a material modification with respect to such Contract.

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4.9. Books and Records of the Company. As of the Consulting Agreement Effective Date, the Books and Records of Account of each the Company will be complete and accurate in all respects.

4.10. Taxes. For purposes of this Agreement, the following terms shall have the following meanings:

(i)“Lien” means any mortgage, pledge, lien, encumbrance, charge or other security interest.

(ii) “Tax” or “Taxes” means all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessment or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts, in each case that are imposed by any taxing authority upon the Company.

(iii)“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(a)All Tax Returns required to be filed by the Company have been timely filed, including applicable extensions, and the Company shall timely file all Tax Returns that are required to be filed on or before the Consulting Agreement Effective Date. All such Tax Returns were correct and complete in all material respects and were prepared in compliance with all applicable Laws. All Taxes owed by the Company (whether or not shown or required to be shown on any Tax Return) as of the Consulting Agreement Effective Date have been paid or will be timely paid. No written claim has been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is subject to taxation by that jurisdiction. There are no Liens or Encumbrances (other than Permitted Encumbrances) on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax. The Company does not have nexus or is not required to file Tax Returns in a jurisdiction where it does not file Tax Returns, whether or not the Company has a physical presence in such jurisdiction (including any jurisdiction that may subject the Company to taxation in accordance with South Dakota v. Wayfair, Inc., 86 U.S.L.W 4452 (2018).

(b)The Company has withheld or will withhold and paid or will pay all Taxes required to be withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, unit holder, service provider, or other third party, and all Forms W-2 and 1099 required with respect thereto have been or will be properly completed and timely filed and complied with all information reporting and backup withholding provisions of applicable law.

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(c) The Company has been classified as an association taxable as a corporation at all times since December 20, 2019.

(d) The Company has timely and properly collected all sales, use, value-added and similar Taxes required to be collected, and has remitted on a timely basis such amounts to the appropriate tax authority. The Company has timely requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or similar transactions as to which it would otherwise have been obligated to collect or withhold Taxes.

(e) There is no dispute, claim, or notice concerning any Tax liability (or potential Tax Liability) of the Company either (i) claimed or raised by any taxing authority in writing; or (ii) based upon personal contact by Seller or the Company directors, managers or officers (and employees responsible for Tax matters) with any agent of such taxing authority. Schedule 4.10(c) of the Disclosure Schedules when delivered shall list all federal, state, local and non-U.S. income Tax Returns filed with respect to the Company for all taxable periods ended on or after their respective dates of formation, and indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.

(f) The Company has not waived or will not waive any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Except as disclosed on Schedule 4.10(d) of the Disclosure Schedules, the Company has not applied for a ruling relating to Taxes from any Governmental Body, nor entered into any closing agreement relating to Taxes with any Governmental Body.

(g) The Company is not a party to, or bound by, any Tax allocation or sharing agreement.

(h) The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any entity or Person under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor by agreement or by contract or otherwise. The Company does not have a liability for the Taxes of any other Person as a result of any Tax allocation, Tax sharing or similar agreement.

(i) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any “closing agreement” (as described in Code Section 7121 or any corresponding provision of state, local or non-U.S. Tax law) entered into before the Closing Date. The Company has never been a party to any “reportable transaction” as defined in Code Section 6707A(c)(1).

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(j)The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Consulting Agreement Effective Date as a result of: (i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Consulting Agreement Effective Date; (ii) an installment sale or open transaction occurring on or prior to the Consulting Agreement Effective Date; (iii) a prepaid amount received on or before the Consulting Agreement Effective Date; (iv) interest held by the Company in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) on or before the Consulting Agreement Effective Date pursuant to Section 951 of the Code; (v) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign law; (vi) intercompany transactions occurring prior to the Consulting Agreement Effective Date or any excess loss account in existence prior to the Consulting Agreement Effective Date described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (vii) the completed contract method of accounting or the long-term contract method of accounting, or any comparable provision of state or local, domestic or foreign, Tax law; or (viii) any election under Section 108(i) of the Code.

(k) The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(l)The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(m)Each of Seller and the Company has consulted with its own tax advisors to the extent it deems advisable and has reviewed with its own tax advisors the federal, state, local and non-U.S. Tax consequences of the transactions contemplated by this Agreement. Each of Seller and the Company has relied solely on such advisors and not on any statements or representations of Purchaser, Purchaser’s counsel or any of Purchaser’s agents.

4.11. Lawsuits, Proceedings, etc. As of the Effective Date, there is no Action or proceeding pending or, to the Knowledge of Seller, threatened against the Company. The Company is not subject to any Governmental Order, and there is no Governmental Order pending or, to Seller’s Knowledge, threatened against the Company.

4.12. Compliance with Law. The Company has complied, and is in compliance, and except as otherwise disclosed on Schedule 4.12 of the Disclosure Schedules, will remain in compliance through the Consulting Agreement Effective Date, with (including, without limitation, in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereunder and thereunder) all federal (except as otherwise excluded in the definition of Laws), state and municipal Laws applicable to its Business, properties and Assets. No claim has been made by any Governmental Body to the effect that the Business conducted or any asset owned or used by the Company fails to comply, in any respect, with any Law or Governmental Order

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4.13. Changes. From the date of this Agreement to the Consulting Agreement Effective Date, other than as otherwise disclosed on Schedule 4.13 of the Disclosure Schedules, the Company has operated the Business only in the ordinary course of business consistent with past practice and has not (a) changed its authorized Membership Interests or issued, sold, bought, redeemed or issued any rights to subscribe to or warrants to purchase or entered into any agreements, commitments or obligations to issue, sell, buy or redeem any Membership Interests; (b) incurred any obligation or Liability, other than in the ordinary course of business; (c) discharged or satisfied any Lien or Encumbrance or paid any obligation or Liability, other than current Liabilities incurred in the ordinary course of business; (d) mortgaged, pledged or subjected to lien, charge or other encumbrance any asset, other than the lien of current or real property Taxes not yet due and payable; (e) waived any rights of substantial value, whether or not in the ordinary course of business; (f) suffered any material damage, destruction or loss, whether or not covered by insurance, affecting its Assets or its Business; (g) made any amendment or termination of any contract or any agreement which would result or is likely to result in a Material Adverse Effect; (h) increased the salaries or other compensation of any of its directors or officers or made any increase in other benefits to which such directors or officers may be entitled other than in the ordinary course of business; (i) sold, assigned, transferred or otherwise disposed of any of its Assets or canceled any debts or claims (other than any that may be canceled pursuant to this Agreement), other than in the ordinary course of business; (j) declared or made any distribution or payments to any of its members, managers, directors, officers or employees, other than wages, salaries and employee benefits paid or made available to employees in the ordinary course of business; or (k) entered into any transactions not in the ordinary course of business.

4.14. No Breaches, etc. The Company is not, nor has any third party asserted that a the Company is, in violation of, and the execution, delivery and performance of this Agreement, the other Transaction Documents and/or the consummation of the transactions contemplated hereby or thereby do not and will not result in any material breach, or acceleration of, any of the terms or conditions of: (a) any mortgage, agreement, contract, license or other instrument or obligation to which the Company is a party; or (b) any Law or order of any court or other Governmental Body, in a proceeding in which the Company is bound or to which any of its Assets or the Membership Interests are subject.

4.15. Condition of Assets. There are no material defects in the Assets or the fitness of the Assets for their intended purpose. Such Assets comprise all of the assets, properties and rights used in or necessary to the conduct of the Business and are adequate and sufficient to conduct the Business.

4.16. No Liens or Encumbrances. Except as set forth on Schedule 4.16 of the Disclosure Schedules, the Company has good and marketable title to all of its Assets, free and clear of any Encumbrances other than Permitted Encumbrances.

4.17.Employees.

(a) Attached as Schedule 4.17 of the Disclosure Schedules is a list of each employee of the Company and the position, title and date of employment of each employee.

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(b) To the extent applicable, the Company has been and is in compliance with, in all material respects, all then applicable Laws relating to labor, employment, termination of employment, hiring, discrimination in employment, terms and conditions of employment, immigration matters, workers’ compensation, wages, hours, occupational safety and health and fair employment practices.

(c) The Company has not been a subject of or party to any judgment, order, decision, finding, consent decree or settlement agreement involving employees or employment policies, practices or procedures since its date of formation.

(d) The Company is not liable for any payment to any trust or other fund or to any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practices).

(e) The Company does not have any material Liability regarding the misclassification of any consultant or subcontractor as a consultant or subcontractor and not an employee.

(f) There are no established severance pay practices or policies with respect to the employees listed on Schedule 4.17. No employee listed on Schedule 4.17 is entitled to any severance pay or acceleration of payment or vesting of any equity interest or other payment from Purchaser or any of its Affiliates as a result of or in connection with the transactions contemplated by this Agreement or any Transaction Document.

4.18.Benefit Plans.

(a) Except as set forth on Schedule 4.18 of the Disclosure Schedules, the Company does not operate, administer or maintain, nor has it contributed to or has any obligation to contribute to any Benefit Plans. With respect to this Section 4.18, the term “Company” includes any ERISA Affiliate of the Company.

(b) With respect to each Benefit Plan, there are no funded benefit obligations for which contributions have not been made, and all monies withheld for employee paychecks with respect to Benefit Plans have been transferred to the appropriate Benefit Plan within the time required under applicable Law.

(c) Each Benefit Plan has been maintained, operated and administered at all times in compliance with its terms and applicable Laws, including ERISA and the Code in all material respects. No event has occurred, nor do any circumstances exists, that could reasonably be expected to give rise to any material Liability or civil penalty under any Laws with respect to any Benefit Plan. All contributions and other payments required to be made to each Benefit Plan under the terms of that Benefit Plan, ERISA, the Code or any other applicable Law have been timely made and all contributions made have been fully deductible under the Code.

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(d) Neither the execution and delivery of this Agreement or any Ancillary Agreement, nor the consummation of the transactions contemplated hereby could, either alone or in combination with another event, (i) entitle any individual to any severance pay, unemployment compensation, forgiveness of indebtedness or other benefits or compensation; (ii) accelerate the time of payment or vesting, funding, or increase the amount of any compensation due, or in respect of, any individual; (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code or that would not be deductible under Section 162 or 404 of the Code; or (iv) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Benefit Plan. The Company does not have any obligation to indemnify, hold harmless or gross-up any individual with respect to any excise tax imposed under Sections 4999 or 409A of the Code and each Benefit Plan has been maintained, operated and administered in operational and documentary compliance with Section 409A of the Code.

(e) Neither the Company nor an ERISA Affiliate maintains, maintained or contributed to within the past five (5) years, any multiemployer plan, within the meaning of Section 3(37) or 4001(a)(3) of ERISA. Neither the Company nor an ERISA Affiliate currently has any Liability to make withdrawal Liability payments to any multiemployer plan.

(f) Each Benefit Plan can be amended, suspended or terminated at any time without the consent of any employees, participants, service providers, or insurance companies and without resulting in any Liability to Purchaser or its Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or Liabilities.

4.19. No Brokers or Finders. The Company has no direct or indirect Liability for any commission, fee or other compensation owed to a finder or broker in connection with the transactions contemplated by this Agreement.

4.20. Corporate Authorizations. To the extent necessary, the execution, delivery and performance of this Agreement by Seller and the Company has been duly authorized by proper member and manager action of Seller and the Company and is within Seller’s or the Company’s, as applicable, limited liability company powers.

4.21. Bank Accounts. Set forth in Schedule 4.21 of the Disclosure Schedule is a complete and correct list of all banks or other financial institutions with which the Company has an account, showing the type and account number of each such account, and the names of the persons authorized as signatories thereon or to act or deal in connection therewith.

4.22. Indebtedness; Payment Obligations. Set forth in Schedule 4.22 of the Disclosure Schedule is an accurate and complete summary of all Indebtedness and payment obligations of the Company to any Person as of the Effective Date. Further, Seller hereby covenants to Purchaser that no Interim Indebtedness will be incurred by Seller on behalf of the Company from the Effective Date to the Consulting Agreement Effective Date without the express written consent of Purchaser.

4.23. Representations and Warranties. The representations and warranties contained in Sections 4.1 through 4.23 of this Agreement shall be true with respect to Seller and the Company (to the extent such representations and warranties are stated to apply to each such party), as applicable, on and as of the Consulting Agreement Effective Date with the same force and effect as though such representations and warranties had been made on and as of such date. Such representations and warranties have been made by Seller with the knowledge and expectation that Purchaser is relying thereon, and such representations and warranties shall survive the applicable Closing and, subject to the provisions of Article IX, shall remain operative in full force and effect until the expiration of liability under Section 9.1.

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ARTICLE V.

COVENANTS OF SELLER AND PURCHASER

5.1.Conduct of Business.

(a) From the date hereof through the Consulting Agreement Effective Date, unless and until Purchaser otherwise consents in writing or directs Seller otherwise, Seller will, or Seller shall cause the Company to, use commercially reasonable efforts to preserve or cause the Company to preserve its Business and to keep reasonably available to Purchaser all of its employees as of such applicable commencement time exclusively dedicated to such Business, and use commercially reasonable efforts to preserve for Purchaser relationships with customers and others having business relations with the Company. From the date hereof until the Closing, Seller shall not cause or allow the Company to make any distributions, without the prior written consent of Purchaser. From the date hereof until the Closing, at Purchaser’s sole cost and expense and at Purchaser’s direction, Seller shall use commercially reasonable efforts to cause the Company to open a second dispensary under the License, including submission of all necessary documents and information (the “Adult Use Approvals”). In connection with the application for the Adult Use Approvals, the Parties acknowledge that Seller may determine, in its reasonable discretion, to form a Delaware limited liability company and wholly owned subsidiary of Seller (the “Holding Company”) to hold the Membership Interests of the Company and the membership interests of a newly formed Delaware or Illinois (as determined by Purchaser) limited liability company (the “Secondary License SPE”) which Secondary License SPE will be taxed as a corporation and apply for the Adult Use Approvals, so long as the formation of the Holding Company and Secondary License SPE and the transfer of any assets of the Company or Seller to or from the Holding Company and the Secondary License SPE do not have an adverse impact on the Business, the Licenses or the rights of Purchaser under this Agreement. Each Party shall cooperate fully with the other Party and its Affiliates in promptly seeking to obtain the Adult Use Approvals and with the formation of the Holding Company and Secondary License SPE including, without limitation, completing or consenting to any assignment of the Membership Interests to the Holding Company. In furtherance of the foregoing, in the event that any of the foregoing actions are taken with respect to the Holding Company and the Secondary License SPE, the Parties agree to cooperate in good faith to amend this Agreement prior to Closing to account for the sale by Seller of the membership interests of the Holding Company (and the indirect sale of the Membership Interests and the membership interest of the Secondary License SPE) instead of the Membership Interests of the Company and the allocation of the Purchase Price between the Company and the Secondary License SPE. Notwithstanding the foregoing, the Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of the Adult Use Approvals.

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(b) From the date hereof and through the Closing Date, Seller shall and shall cause the Company to (a) provide Purchaser with access to any available information reasonably requested by Purchaser relating to the Licenses and operation of the Business, including, without limitation, copies of all License applications and correspondence with Governmental Bodies, (b) afford the officers, employees and representatives of Purchaser (including independent public accountants and attorneys) reasonable access to and the right to inspect all of the properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (c) furnish Purchaser and its representatives with such financial, operating and other data and information related to the Company as Purchaser or any of its representatives may reasonably request; and (d) instruct the representatives of the Company to cooperate with Purchaser in its investigation of the Company; provided that any License applications provided pursuant to this Section 5.1 shall be held strictly confidential and the intellectual property contained therein shall remain the sole property of Seller.

5.2. Licensure of Each License Holder and Risk of Loss. From the date hereof Seller will take all commercially reasonable steps to maintain all Permits and for the Company to operate its Business as of such commencement time, including, without limitation, each License. Subject to the indemnification provisions set forth in Article IX, the risk of loss and the cost and expense of the conduct of the Company shall remain with Seller until the Consulting Agreement Effective Date, at which time all operational control and risk of loss (including without limitation payroll costs and expenses of the Company payable to MME IL Group LLC and incurred on or after the Consulting Agreement Effective Date solely with respect to the employees of MME IL Group LLC that are (and solely to the extent) employed in the operation of the Business) shall shift to Purchaser (except for any loss that is caused by Seller or its Affiliates (i) taking any action prior to the Closing that is not directed or approved by Purchaser or required by the terms of this Agreement or (ii) failing to take any action prior to the Closing that is requested by Purchaser or required of Seller pursuant to this Agreement) and Seller shall have no further obligation to fund the Company, until and if this Agreement is terminated pursuant to Section 9.2.

5.3. Consents. From the date hereof Seller shall use commercially reasonable efforts to obtain the consents, transfers or approvals required for any Permit, lease, contract or access right that are mandated by the transactions contemplated by this Agreement on timing mutually agreed to by the Parties, and Purchaser shall cooperate, as needed in this effort. (collectively, the “Required Consents”). On or prior to the Closing, Seller shall cause the Company to be released from all obligations and to have no further or continuing obligations under the Senior Secured Loan with Gotham Green Partners pursuant to the Amended and Restated Purchase Agreement dated March 27, 2020, as further amended or restated from time to time (the “Gotham Loan Documents”).

5.4. Seller Intellectual Property. From and after the Closing Date, any and all licenses or grant of rights previously made by Seller or its Affiliates in and to the Seller Intellectual Property in favor of the Company are hereby terminated in their entirety. From and after the Closing Date, Purchaser and its Affiliates shall not, and shall not permit the Company to, use any Seller Intellectual Property unless Seller or its Affiliates expressly grant a license, in writing, to Purchaser or its Affiliates to use any such Seller Intellectual Property. Seller and its Affiliates reserve all rights in the Seller Intellectual Property and nothing in this Agreement shall be construed as a license or grant of right of any kind by Seller or its Affiliates with respect to the Seller Intellectual Property unless so expressly provided herein. On the Closing Date, Purchaser and its Affiliates shall immediately remove all references to “MedMen” or other Seller Intellectual Property in the signage used by the Company, including, without limitation, any references to “MedMen” or other Seller Intellectual Property on the websites of the Company, and shall not otherwise in any way indicate any affiliation with Seller or its Affiliates unless pursuant to a written agreement between Seller or its Affiliates, on the one hand, and Purchaser and the Company and their respective Affiliates, on the other hand. Seller shall be liable and shall indemnify the Company if the Company’s use of Seller Intellectual Property prior to the Closing Date infringes on any Person’s intellectual property or proprietary information.

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5.5. Purchase Option. Seller or it’s applicable Affiliate shall and hereby does grant to Purchaser, during a period of one hundred twenty (120) days from June 9, 2020 (the “Option Period”), an exclusive option to purchase (the “Purchase Option”) the Fenway dispensary license owned by MedMen Boston, LLC (“MedMen Boston”) at a price mutually agreeable to the parties. Notwithstanding the foregoing, Purchaser acknowledges and agrees that the Purchase Option shall not be exclusive with respect to a transaction to sell MedMen Boston to New England Development and its Affiliates and/or Samuels Associates and its Affiliates after the first thirty (30) days of the Option Period and that the sale of MedMen Boston is at all times conditioned on the Parties mutually agreeing upon a price during the Option Period and MedMen Boston and its Affiliates’ receipt of all requisite consents to sell, including without limitation from Seller’s secured lenders, and subject to any third party right to purchase such license. In addition to the requisite consents and waivers, exercise of the Purchase Option by Purchaser shall be contingent upon state and local regulatory approval.

5.6. Exclusivity. Commencing upon the Effective Date and continuing until the earlier of (i) termination of this Agreement pursuant to Section 9.1, or (ii) the Closing Date (the “Exclusivity Period”), Seller agrees that neither it nor any of its representatives, officers, employees, directors, or agents (the “Group”) shall initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer from any person or group of persons (including members of its Group) other than Purchaser (a “Purchase Proposal”) regarding (i) any transaction that could be preclusive of the transactions contemplated herein, (ii) the acquisition of all or any portion of the Membership Interests, or (iii) enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the transactions contemplated herein. Seller further agrees that, in the event any third-party approaches Seller or any of its Affiliates or their representatives regarding such a transaction during the Exclusivity Period, Seller shall notify such party that Seller is contractually bound to forego any such discussion or negotiations. Immediately upon execution of this Agreement, Seller shall, and shall cause its Group to, terminate any and all existing discussions or negotiations with any person or group of persons other than Purchaser and its affiliates regarding a Purchase Proposal. Except with respect to any existing agreements between Seller and its secured lenders, the Company represents that no member of its Group is party to or bound by any agreement with respect to a Purchase Proposal other than under this Term Sheet.

5.7. Release. Effective as of the Closing, Seller on behalf of itself and its Affiliates or any Person claiming by or through it or any of them hereby irrevocably waives, releases, remises and forever discharges any and all rights and claims that it, or any of such Members’ Affiliates, has had, now has or might now have against the Company and its Affiliates that arose, occurred or existed on or before the Closing Date (whether accrued, absolute, contingent, unliquidated or otherwise and whether known or unknown), except for (a) rights and claims arising from or in connection with this Agreement or any other agreements entered into in connection with this Agreement and (b) rights to indemnification pursuant to Article IX.

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5.8.Preserve Accuracy of Representations and Warranties; Notification of Certain Matters.

(a) Seller shall refrain from taking any action, or from not taking any action, which would render any of its representations or warranties contained in Article IV, respectively, untrue or inaccurate. Seller shall promptly notify Purchaser of (i) any event or matter that would reasonably be expected to cause any of its representations or warranties contained in Article IV to be untrue or inaccurate or (ii) any Action that shall be instituted or threatened against it to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

(b) From the Effective Date until the Closing, Seller shall promptly notify Purchaser of (i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.4 to be satisfied; (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (iii) any notice or other communication from any Governmental Body in connection with the transactions contemplated by this Agreement; and (iv) any Action commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company. From the Consulting Agreement Effective Date until the Closing, Purchaser shall promptly notify Seller of any action that, to Purchaser’s Knowledge, if not taken by Seller or its Affiliates would reasonably be expected to have or cause a Material Adverse Effect or a Material Impact on the Licenses. For the avoidance of doubt, no notice under Section 5.8(a) or this Section 5.8(b) shall be deemed to have modified any representation or warranty or cured any breach or relieved any Party of any obligation or liability under this Agreement.

5.9. Illinois Approval. Seller shall, as promptly as possible following receipt of the Adult Use Approvals, (i) make, or cause or be made, all filings and submissions (including those required to obtain the Illinois Approval) required under any Law applicable to Seller, the Company or any of their Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary in connection with the execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the documents to be delivered hereunder.

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ARTICLE VI.

COVENANTS OF PURCHASER AND SELLER ON TAX MATTERS

6.1.Tax Indemnification.

(a) Seller shall defend, indemnify and hold harmless Purchaser and its respective Affiliates, directors, officers, managers, managing members, members, stockholders, agents, successors and permitted assigns (“Purchaser Tax Indemnified Persons”), from and against, and shall pay and reimburse the foregoing persons for, any and all adverse consequences relating to or arising out of: (a) all Taxes of Seller or the Company for all taxable periods ending on or prior to the Consulting Agreement Effective Date (for the avoidance of doubt Purchaser shall be responsible for all Taxes following the Consulting Agreement Effective Date) and the portion of any applicable Pre-CAED Straddle Period (collectively, the “Pre-CAED Tax Period”); (b) all Taxes of any Person (other than the Company) imposed on a the Company as a transferee or successor, by contract or pursuant to any Laws, which Taxes relate to an event or transaction occurring before the Consulting Agreement Effective Date; (c) any Tax for which the Company is held liable by reason of the Company being included in any consolidated, affiliated, combined or unitary group of Seller or its Affiliates prior to the Closing Date; and (d) the breach of any representation and warranty contained in Section 4.10 of this Agreement. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) (the “Transfer Taxes”) shall be borne and paid by the Seller when due. The Person(s) required to do so by applicable law shall timely file any Tax Return or other document with respect to such Taxes or fees (and Purchaser shall cooperate with respect thereto as necessary).

(b) Purchaser shall defend, indemnify and hold harmless, Seller and its respective Affiliates, directors, officers, managers, managing members, members, stockholders, agents, successors and permitted assigns (“Seller Tax Indemnified Persons”), from and against, and shall pay and reimburse the foregoing persons for, any and all adverse consequences relating to or arising out of all Taxes of Purchaser or the Company for all taxable periods commencing after the Consulting Agreement Effective Date and including the applicable Post-CAED Straddle Period and any Tax period thereafter (collectively, the “After-CAED Tax Period”) except for Taxes arising from or related to the breach by Seller of any representation and warranty contained in Section 4.10 of this Agreement.

6.2. Preparation and Filing of Tax Returns. Seller shall prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis (in each case, at Seller’s sole cost and expense prior to the Consulting Agreement Effective Date, and at Purchaser’s expense after the Consulting Agreement Effective Date) and on a basis consistent with the past practices of Seller to the extent such practices are not contrary to Law, all Tax Returns with respect to Seller and the Company for taxable periods ending on or prior to the Consulting Agreement Effective Date (the “Pre-CAED Returns”). Upon Purchaser’s request Seller shall provide a draft copy of such Pre- CAED Returns to Purchaser for its review at least thirty (30) business days prior to the due date or the extended due date if timely extended thereof. If Purchaser objects to any item on any such Tax Return, Purchaser shall, within ten (10) days after delivery of such Tax Return, notify Seller in writing of such objection, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Seller and Purchaser shall negotiate in good faith and use their reasonable commercial efforts to resolve such items. If Purchaser and Seller are unable to reach such agreement within ten (10) days after receipt by Seller of such notice, the disputed items shall be resolved by a nationally recognized, independent accounting firm mutually acceptable to Purchaser and Seller (the “Independent Accountant”), which Independent Accountant shall have no prior business relationship with Purchaser, Seller or the Company, and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Seller and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Purchaser and Seller.

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(b) Purchaser shall prepare or cause to be prepared and timely file or cause to be filed, on a timely basis, all Tax Returns for the Company for the Straddle Periods (“Straddle Returns”). Straddle Returns shall be prepared in accordance with past practices of the Company in preparing its Tax Returns, except where such past practice is not consistent with applicable Law. Purchaser shall provide a draft copy of such Straddle Returns to Seller for its review at least thirty (30) business days prior to the due date or the extended due date if timely extended thereof. If Seller objects to any item on any such Tax Return, Seller shall, within ten (10) days after delivery of such Tax Return, notify Purchaser in writing of such objection, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Seller and Purchaser shall negotiate in good faith and use their reasonable commercial efforts to resolve such items. If Purchaser and Seller are unable to reach such agreement within ten (10) days after receipt by Purchaser of such notice, the disputed items shall be resolved by the Independent Accountant (as defined above), and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Straddle Return, the Tax Return shall be filed as prepared by Purchaser and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Purchaser and Seller. Seller shall reimburse Purchaser for an amount equal to the portion of unpaid Taxes that are due with a Straddle Return to the extent that such Taxes are allocable to a Pre-CAED Tax Period or the portion of a Straddle Period ending on and including the applicable Consulting Agreement Effective Date (determined in accordance with Section 6.2(b)), within twenty (20) days of Purchaser’s providing Tax Returns and work papers establishing such liability.

(c) In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are allocable to the Pre-CAED Tax Period for purposes of this Agreement shall be: (a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Consulting Agreement Effective Date; and (b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Consulting Agreement Effective Date and the denominator of which is the number of days in the entire period.

6.3. Amended Returns. Purchaser shall not file or cause to be filed any amended Tax Return that relates to any Pre-CAED Tax Period and shall not file or cause to be filed any Tax Return for any Tax period ending on or prior to the Consulting Agreement Effective Date in a jurisdiction in which the Company did not file Tax Returns for such period, in each case without the consent of Seller, such consent not to unreasonably withheld, unless Purchaser shall be required to do so by applicable Law.

6.4. Tax Refunds. Any refund or any credit or offset to Tax received or recognized by Purchaser that relates to any Pre-CAED Tax Period (including the application or refund of any estimated Tax paid for any Pre-CAED Tax Period) or attributable to the Pre-CAED Straddle Period is for the account of Seller, together with any associated interest (whether such interest is received as a refund or expressly acknowledged by the applicable taxing authority in connection with a credit or offset), and Purchaser shall pay over to Seller any such refund or credit or offset and related interest within fifteen (15) calendar days of receipt or recognition thereof. At the request of Seller, and with the agreement of Purchaser, Purchaser shall file requests for refunds of Taxes for a Pre-CAED Tax Period or for a Straddle Period.

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6.5.Tax Contest.

(a) Seller shall promptly notify Purchaser in writing upon receipt by Seller of notice of any Tax audits or assessments of Seller or the Company potentially involving Taxes of the Company attributable to any Straddle Periods prior to Closing. Purchaser shall promptly notify Seller in writing upon receipt by Purchaser of notice of any Tax audits or assessments of the Company potentially involving Taxes for which Seller has provided or may be required to provide indemnification pursuant to the terms of this Agreement or any refund of Taxes for any Pre-CAED Tax Period. The failure of Seller or Purchaser to provide notice as described above shall not affect the indemnification rights of Seller or Purchaser, respectively, under this Agreement, except to the extent Purchaser or Seller, respectively, is prejudiced by Seller’s or Purchaser’s respective failure to provide the requisite notice.

(b) Seller shall have the right, at its own expense, to elect in writing, within twenty (20) days of receiving notice of any Tax audits or assessments of Seller or the Company (including any audit or investigation or any judicial or administrative proceeding) (such contest, a “Tax Contest”) of any Tax matter with respect to any Pre-CAED Tax period potentially involving Taxes of the Company to control the contest or resolution of any such Tax Contest (any Tax Contest controlled by Seller, a “Seller Tax Contest”); provided, however, that for any Seller Tax Contest that could result in any Tax Liability of Purchaser or any of its Affiliates for any Tax period beginning after the Consulting Agreement Effective Date: (i) Seller shall keep Purchaser fully and timely informed of the progress of each Seller Tax Contest; (ii) Seller shall permit Purchaser to review and comment on all written submissions made to any administrative or judicial body in connection with each Seller Tax Contest and attend all administrative and judicial proceedings relating to each Seller Tax Contest; and (iii) Seller shall not be permitted to settle or compromise such Seller Tax Contest without the prior written consent of Purchaser.

(c) If Seller fails within the twenty (20) day period described in Section 6.5(b) to respond to any Tax notice and defend the resulting audit or proceeding as provided in this Section 6.5, or fails to participate in any Tax Contest which Seller has the right to control pursuant to this Section 6.5, then Purchaser or any appropriate Affiliate of Purchaser shall have the right to take control of any such Tax Contest, subject to Seller’s continuing right to participate in the defense of such Tax Contest, and, subject to Section 6.5(d) below, Seller shall be bound by the results obtained by Purchaser or any of its Affiliates. In the event that Purchaser takes control of any Tax Contest pursuant to the terms of this Section 6.5(c), Seller shall have the continuing right to participate in such Tax Contest, provided that Purchaser shall take in good faith all comments reasonably made by Seller into account.

(d) Notwithstanding the foregoing, in no event shall Seller or Purchaser settle, compromise and/or concede any portion of a Tax Contest if such Tax Contest would result in Liability for the other Party (by virtue of the indemnity provisions of this Agreement or otherwise) without the written consent of such other Party, which shall not be unreasonably withheld, conditioned or delayed.

(e) In any Tax Contest, each Party shall bear its own costs and expenses related to such Tax Contest; provided, that Seller shall bear all such costs and expenses that are indemnifiable by Seller pursuant to Section 6.1.

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6.6. Cooperation on Tax Matters. Purchaser and Seller shall cooperate fully, and as to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Article VI and any audit, litigation or other proceeding with respect to Taxes for any Straddle Periods. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees or representatives available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. Seller and Purchaser each agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the applicable Consulting Agreement Effective Date until the expiration of the applicable statute of limitations of the respective taxable periods, and to comply with all record retention agreements entered into with any taxing authority; and each Party agrees to give the other Party reasonable written notice prior to destroying or discarding any such books and records pertaining to such Tax matters and, if the other Party so requests in writing, the first Party shall allow the other Party, at its expense, to take possession of such books and records. Purchaser and Seller further agree, upon request of the other Party, to use their reasonable efforts to obtain any certificate or other document from any Governmental Body or Person as may be reasonably necessary to mitigate, reduce, defer or eliminate any Tax that could otherwise be imposed (including with respect to the transactions contemplated by this Agreement) with respect to Pre Closing Tax Periods, and to properly report the transactions contemplated by this Agreement to any Governmental Body.

6.7. Tax Treatment. Purchaser and Seller agree to treat the transaction contemplated by this Agreement as a taxable purchase and sale of the Membership Interests on the Closing Date for U.S. federal income tax purposes, unless otherwise required by Law.

6.8. Termination of Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Consulting Agreement Effective Date (other than an agreement (such as a lease) the principal purpose of which is not the sharing or allocation of Tax). After such date the Company shall not have any further rights or liabilities thereunder.

ARTICLE VII.

REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER

As a material inducement to Seller to enter into this Agreement and the other Transaction Documents, and with the understanding that Seller will be relying thereon in consummating the sale of the Membership Interests and the other transactions contemplated by the Transaction Documents. Purchaser hereby represents, warrants and covenant to Seller as follows:

7.1. Organization and Standing. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite power and authority to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated by hereby and thereby.

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7.2. Authority. This Agreement and the other Transaction Documents have been duly authorized by Purchaser and, when duly executed and delivered by Purchaser and Seller, shall constitute the legal, valid and binding obligations of Purchaser, and shall be enforceable against Purchaser in accordance with their terms, subject to the Enforceability Exceptions. The execution, delivery and performance of this Agreement and the other Transaction Documents by Purchaser has been duly authorized by proper member and manager action of Purchaser and is within its limited liability company powers.

7.3. Qualification. Purchaser and all Affiliates of Purchaser (which shall include George Archos and Samuel Dorf) together with their respective officers, directors, employees, managers and agents and any direct or indirect holders of Purchaser’s and its Affiliates’ legal, equitable, ownership or beneficial interests are duly qualified and compliant with, and on the Closing Date will be duly qualified and compliant with, all applicable Laws that will enable Purchaser to complete the transactions contemplated herein, including without limitation the ownership and management restrictions set forth in Section 15-36 of the Illinois Cannabis Regulation and Tax Act (as amended). For the avoidance of doubt, Verano Holdings, LLC shall not be deemed to be an Affiliate of Purchaser for purposes of this Section 7.3 and none of its Affiliates or its or their officers, directors, employees, managers and agents and any direct or indirect holders of Verano Holdings, LLC’s and its Affiliates’ legal, equitable, ownership or beneficial interests shall be deemed to be Affiliates of Purchaser as a result of such relationship with Verano Holdings, LLC.

7.4. Lawsuits, Proceedings, etc. As of the Closing Date, there is no Action or proceeding pending or, to the Knowledge of Purchaser, threatened against Purchaser. No order or injunction has been issued by any court of competent jurisdiction or other Governmental Body which does or may result in any adverse change in any assets of Purchaser or in the financial condition of Purchaser.

7.5. Compliance with Law. Purchaser has complied and is currently in compliance and will remain in compliance through the Closing Date, with (including, without limitation, in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereunder) all federal (except as otherwise excluded in the definition of Laws), state and municipal Laws applicable to its business, properties and assets.

7.6. No Conflicts; Consents. The execution, delivery and performance by Purchaser and of this Agreement and, if applicable, the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Purchaser; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Purchaser; or (c) require the consent, notice or other action by any Person under, or conflict with or result in a violation or breach of, or default under, any contract to which Purchaser is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Body is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

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7.7. Investment Purpose. Purchaser is acquiring the Membership Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of applicable securities laws. Purchaser acknowledges that none of the Membership Interests are registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

7.8. Availability of Funds. Purchaser hereby represents and warrants that it will have as of the Closing Date, the amounts due and payable under this Agreement in readily available funds.

7.9.Representations and Warranties.

The representations and warranties contained in Sections 7.1 to 7.9 of this Agreement shall be true with respect to Purchaser on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such Closing Date. Such representations and warranties have been made by Purchaser with the knowledge and expectation that Seller is relying thereon, and such representations and warranties shall survive the applicable Closing and, subject to the provisions of Article IX, shall remain operative in full force and effect until the expiration of liability under Section 9.1.

ARTICLE VIII.

CLOSING

8.1. General Procedure. Upon receipt of all necessary approvals of Governmental Bodies, including, without limitation, any and all approvals required to transfer the Licenses to Purchaser or otherwise required in connection with the transfer of the Membership Interests, and subject to any other terms and conditions of this Article VIII and this Agreement, Seller shall transfer the applicable Membership Interests of the Company to Purchaser (“Closing”). Prior to the Company’s transfer of the Membership Interests to Purchaser, and, in exchange for the foregoing, the payment of the applicable portion of the Purchase Price as described in Article III, each Party shall deliver to the other Party such documents, instruments and materials as may be reasonably required in order to effectuate the intent and provisions of this Agreement, and all such documents, instruments and materials shall be satisfactory in form and substance to counsel for the other Parties, acting reasonably.

8.2. Time and Place. The Closing shall take place via the remote exchange of documents following the execution and delivery of this Agreement and within three (3) days following satisfaction or waiver of the conditions to closing set forth in Section 8.4 and Section 8.5 hereof, with the actual date of Closing referred to as the “Closing Date”.

8.3.Intentionally Omitted.

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8.4. Conditions to Obligation of Purchaser. The obligation of Purchaser hereunder to complete the purchase of the Membership Interest on the Closing Date and to pay the Closing Cash on the Closing Cash Payment Date (if applicable) in accordance with the terms set forth in this Agreement is, at the option of Purchaser, subject to the satisfaction (or waiver by Purchaser) of each of the following conditions:

(a) Accuracy of Representations and Warranties. The representations and warranties made by Seller in this Agreement (including in Article IV) in respect of Seller and the Company shall be correct in all material respects on and as of the Consulting Agreement Effective Date with the same force and effect as though such representations and warranties had been made on such date (except to the extent that a representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be so true and correct in all material respects as of such earlier date).

(b) Compliance with Covenants. All agreements and covenants which Seller is required to perform or comply with on or before the Closing Date shall have been fully complied with or performed in all material respects.

(c) Compliance Certificate. Seller shall have delivered to Purchaser a certificate signed by an officer of Seller, dated as of the Closing Date and the Closing Cash Payment Date, stating that the conditions set forth in Section 8.4(a) and 8.4(b) have been satisfied.

(d) No Litigation. No Action, suit or proceeding before any court or other Governmental Body and no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any Governmental Body or other Law, which would prevent the Closing or have a Material Adverse Effect on the Company, shall have been instituted or threatened on or before the Consulting Agreement Effective Date.

(e) Assets Free and Clear. As of (i) the Consulting Agreement Effective Date, the Assets of the Company shall be free and clear of any Liens, claims or Encumbrances other than those set forth on Schedule 4.16(i) of the Disclosure Schedules and any Permitted Encumbrances and (ii) the Closing Cash Payment Date, (1) the Assets of the Company shall be free and clear of any Liens, claims or Encumbrances other than those set forth on Schedule 4.16(ii) of the Disclosure Schedules and any Permitted Encumbrances; and (2) and the Company shall have been released from all obligations and have no further or continuing obligations under the Gotham Loan Documents.

(f) Delivery of Closing Documents. Seller shall have delivered to Purchaser each of the closing items listed in Section 8.6(b) for the Closing and items (a) and (b) listed in Section 8.6(b) for the payment of the Closing Cash, and such items shall be satisfactory in form to Purchaser, acting reasonably.

(g) Required Consents. Seller and the Company shall have received all of the Required Consents in order to consummate the Closing.

(h) Government Approvals. Any required approvals or applicable waivers from, or notice to be made to, any Governmental Body or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby shall have been obtained and made, including the Illinois Approval.

(i) Material Adverse Effect. No Seller Caused MAE or MIL shall have occurred.

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8.5. Condition to Obligation of Seller. The obligation of Seller hereunder to complete the sale of the Membership Interests in accordance with the terms set forth in this Agreement is, at the option of Seller, subject to the satisfaction (or waiver by Seller) of each of the following conditions:

(a) Accuracy of Representations and Warranties. The representations and warranties made by Purchaser in this Agreement shall be correct in all material respects on and as of the applicable Closing Date with the same force and effect as though such representations and warranties had been made on such Closing Date.

(b) Compliance with Covenants. All agreements and covenants which Purchaser is required to perform or comply with, on or before the applicable Closing Date shall have been fully complied with or performed in all material respects.

(c) Payment. Payment of the Purchase Price as described in Article III shall have been made.

(d) Compliance Certificate. Purchaser shall have delivered to Seller a certificate signed by an officer of Purchaser, dated as of the applicable Closing Date, stating that the conditions set forth in Section 8.5(a) and 8.5(b) have been satisfied.

(e) Delivery of Closing Documents. Purchaser shall have delivered to Seller each of the closing items listed in Section 8.6(a), and such items shall be satisfactory in form to Seller, acting reasonably.

(f) No Litigation. No action, suit or proceeding before any court or other Governmental Body and no temporary restraining order, preliminary or permanent injunction or other judgement, order or decree issued by any Governmental Body or other Law, which would prevent the Closing, shall have been instituted or threatened on or before the applicable Closing Date.

(g) Required Consents. Seller and the Company shall have received all of the Required Consents in order to consummate the applicable Closing.

(h) Government Approvals. Any required approvals or applicable waivers from, or notice to be made to, any Governmental Body or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby shall have been obtained and made, including the Illinois Approval.

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8.6. Specific Items to be Delivered at Each Closing. Without limiting the scope of Section 8.1 of this Agreement, the Parties shall deliver the following items to the appropriate Party at each Closing:

(a) To be delivered by Purchaser:

(i) Any and all documents and/or certificates required to be delivered in connection with the payment of the Purchase Price pursuant to Article III;

(ii) A certified copy of a resolution from the manager, managing member and/or members of Purchaser or the equivalent as is required by Purchaser’s Organizational Documents, authorizing the execution of this Agreement and the consummation by Purchaser of the transactions contemplated by this Agreement; and

(iii) Any document called for under this Agreement to be delivered by Purchaser at or prior to such Closing.

(b) To be delivered by Seller:

(i) A certified copy of a resolution from the manager, managing member and/or members from Seller as is required by Seller’s Organizational Documents, authorizing the execution of this Agreement and the consummation by Seller of the transactions contemplated by this Agreement;

(ii) A certified copy of a resolution from the manager, managing member and/or members of the Company as is required by the Company’s Organizational Documents, authorizing the consummation by Seller of the applicable transactions contemplated by this Agreement;

(iii) Any and all documents evidencing the transfer of the Membership Interests to Purchaser, all in accordance with applicable Laws;

(iv) Resignations of all managers, managing members, directors and officers of the Company; and

(v) Any document called for under this Agreement to be delivered by Seller at or prior to such Closing.

ARTICLE IX.

TERMINATION AND INDEMNIFICATION

9.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Purchaser;

(b) by Purchaser by written notice to Seller if Purchaser is not then in material breach of any provision of this Agreement and there has been a Seller Caused MAE or MIL and such Seller Caused MAE or MIL has not been cured or remedied by Seller within thirty (30) days of Seller’s receipt of written notice of such Material Adverse Effect or Material Impact on the Licenses from Purchaser, or if not capable of being cured or remedied within thirty (30) days, Seller has not commenced to cure or remedy such Material Adverse Effect or Material Impact on the Licenses within thirty (30) days and such Material Adverse Effect or Material Impact on the Licenses is not cured or remedied within ninety (90) days of Seller’s receipt of written notice from Purchaser; or

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(c) by Seller or the Purchaser in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Body shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

9.2. Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and there shall be no Liability on the part of any Party hereto except:

(a) as set forth in this Article IX and Article X hereof;

(b) the Consulting Agreement shall terminate and Purchaser and Seller shall work together to expeditiously transition operational control of the Company back to Seller;

(c) that nothing herein shall relieve any Party hereto from Liability for any willful breach of any provision hereof; and

(d) if this Agreement terminated as a result of a Material Impact on the Licenses pursuant to Section 9.1(b), Seller shall, within thirty (30) days of such termination, pay any amounts paid to Seller pursuant to Section 3.1(a) to Purchaser in immediately available funds to an account designated by Purchaser.

9.3.Survival of Indemnification.

(a) All of the representations and warranties of, and covenants or agreements required to be performed prior to each Closing by, Purchaser and Seller contained in this Agreement shall survive the execution and delivery hereof, and shall remain in full force and effect from and after the applicable Closing Date through the period set forth in this Section 9.3.

(b) The representations and warranties contained in this Agreement shall survive the Closing for twelve months (12) months after the Closing Date; provided, however, that (i) the representations and warranties set forth in Section 4.1 (Ownership; Capitalization), Section 4.3 (Authority), Section 4.4 (Organization and Standing), Section 7.1 (Organization and Standing), Section 7.2 (Authority) and Section 7.8 (Availability of Funds) will survive indefinitely and (ii) the representations and warranties set forth in Section 4.7(f) (Permits and Licenses) and Section 4.10 (Taxes) will survive until the expiration of the applicable statute of limitations (the representations and warranties in (i) and (ii) of this Section, collectively, the “Fundamental Representations”) (each applicable survival expiration date, a “Survival Date”), and no Indemnifying Party will be liable with respect to any breach of any representations and warranties contained in this Agreement after the applicable Survival Date of such representations and warranties unless written notice of a possible claim for indemnification with respect to such breach is given by the Indemnified Party to such Indemnifying Party on or before the applicable Survival Date, it being understood that so long as such written notice is given on or prior to the applicable Survival Date, such representations and warranties shall continue to survive until such matter is resolved, but only with respect to the matter(s) identified in such notice(s) of possible claim(s). All covenants and agreements of the Parties contained herein shall survive the applicable Closing indefinitely or for the period explicitly specified therein. It is the express intent of the Parties that, if an applicable Survival Date as contemplated by this Section (b) is shorter than the statute of limitations that would otherwise have been applicable, then, by contract, the applicable statute of limitations shall be reduced to the shortened Survival Date contemplated hereby.

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9.4. Seller’s Indemnification. Seller agrees to defend and indemnify Purchaser and each Affiliate of Purchaser and their respective managers, managing members, members, stockholders, owners, officers, directors, employees and agents (“Purchaser Indemnified Parties” or, individually, a “Purchaser Indemnified Party”) with respect to, and hold Purchaser Indemnified Parties harmless from, any Losses (the “Purchaser Indemnified Parties’ Losses”), which Purchaser Indemnified Parties may directly or indirectly incur or suffer by reason of, or which results from, arises out of, relate to, are caused by or is based upon, any of the following:

(a) any inaccuracy in or breach of any representation or warranty made by Seller in this Agreement or any Transaction Document;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any Transaction Document;

(c)(i) all Taxes (or the non-payment thereof) of the Company with respect to any taxable year or period that ends on or before the Consulting Agreement Effective Date; (ii) with respect to any taxable year or period beginning before and ending after the Consulting Agreement Effective Date, all Taxes (or the non-payment thereof) of the Company with respect to the portion of such taxable year or period ending on and including the Consulting Agreement Effective Date; (iii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor) is or was a member on or prior to the Consulting Agreement Effective Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation; and (iv) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Consulting Agreement Effective Date;

(d) any claims by or on behalf of any former equityholder with respect to such former equityholder’s ownership in the Company and such former equityholder’s right to receive any portion of the Purchase Price;

(e) any Seller Caused MAE or MIL.

(f) all Effective Date Indebtedness and all Unapproved Indebtedness that remains unpaid as of the Closing and the Company not being released from all obligations under the Gotham Loan Documents on or prior to the Closing Date; and

(g) all Transaction Expenses that remain unpaid as of the Closing.

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9.5. Purchaser’s Indemnification. Purchaser agrees to defend and indemnify Seller including, for Seller and each Affiliate of Seller, their owners, managers, managing members, members, officers, directors, employees and agents (“Seller Indemnified Parties” or, individually, a “Seller Indemnified Party” and together with the Purchaser Indemnified Parties, each an “Indemnified Party” and collectively the “Indemnified Parties”) with respect to, and hold Seller Indemnified Parties harmless from, any Losses (the “Seller Indemnified Parties’ Losses”)), which Seller Indemnified Parties may directly or indirectly incur or suffer by reason of, or which results from, arises out of, relate to, are caused by or is based upon, any of the following:

(a) any inaccuracy in or breach of any representation or warranty made by Purchaser in this Agreement or any Transaction Document;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser pursuant to this Agreement or any Transaction Document; or

(c) if the Closing does not occur and this Agreement is terminated, any Material Adverse Effect or Material Impact on the Licenses caused by or arising out of any action or inaction of Purchaser or Purchaser’s Affiliates on or subsequent to the Consulting Agreement Effective Date, it being understood and agreed by the Parties that if the Closing does occur, Purchaser shall have no such indemnification obligations to any Seller Indemnified Parties.

9.6. Notification. Whenever any claim shall arise for indemnification hereunder, the Indemnified Party shall notify the Party from whom indemnification is sought (each, an “Indemnifying Party” and collectively, the “Indemnifying Parties”), promptly in writing after such Indemnified Party has actual knowledge of the facts constituting the basis for such claim (“Claims Notice”). Without limiting the generality of the foregoing, in the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, such Indemnified Party shall give prompt notice to the Indemnifying Party of such claim or the commencement of legal proceedings in respect of which recovery may be sought against the Indemnifying Party pursuant to the provisions of this Article IX. The Claim Notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the Loss arising therefrom. Notwithstanding anything to the contrary in this Agreement, the failure to provide any notice pursuant to this Section 9.6 shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is actually and materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or Liability that it may have to any Indemnified Party otherwise than under this Article VII. The Indemnified Party shall not settle or compromise any such claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless suit shall have been instituted against the Indemnified Party and the Indemnifying Party shall have failed, within five (5) days after notice of institution of the suit, to take control of such suit as provided in Section 9.7, or the Indemnifying Party fails to respond to a request for such written consent within five (5) days after notice of such request .

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9.7. Legal Proceeding; Direct Claim. In the event Purchaser, Seller or the Company shall become involved in any legal, governmental or administrative proceeding which may result in indemnification claims hereunder, such Party (if the Company, then Seller, or Purchaser, on behalf of the Company, as appropriate) shall promptly notify the other Party in writing and in full detail of the filing, and of the nature of such proceeding. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such proceeding, the Indemnifying Party shall have the right, but not the obligation, to defend any such proceeding if the proceeding could give rise to an indemnification obligation hereunder at its expense and through counsel of its choice if (i) the Indemnifying Party gives notice of its intention to do so to the Indemnified Party within five (5) days of the receipt of such notice from the Indemnified Party, (ii) the Indemnifying Party actively and diligently defends such proceeding, (iii) such proceeding involves only claims for monetary damages and does not seek an injunction or other equitable relief, and (iv) such proceeding does not relate to or otherwise arise in connection with Taxes or any criminal, regulatory or statutory enforcement action; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party in its sole and absolute discretion for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such proceeding as provided above, the Indemnified Party shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party (provided that no party shall be required to provide information to the extent it is subject to attorney-client privilege or such information may be reasonably relevant to a direct claim among the parties). Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such proceeding, the Indemnifying Party shall reasonably cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party (provided that no party shall be required to provide information to the extent it is subject to attorney-client privilege or may be reasonably relevant to a direct claim among the parties). If the Indemnifying Party elects to defend any proceeding, it shall have full control over the conduct of such proceeding; provided that the Indemnified Party shall have the right to retain legal counsel, at their own expense, and shall have the right to approve any settlement of any dispute giving rise to such proceeding, provided that such approval may not be withheld unreasonably by the Indemnified Party. The Indemnifying Party shall reasonably cooperate with Indemnified Party in all proceedings.

9.8. Exclusive Remedy. Subject to Section 10.3 and Section 10.15, after the Closing, the rights set forth in Article VI and this Article IX shall be the Indemnified Party’s sole and exclusive remedies against Indemnifying Parties hereto for misrepresentations or breaches of covenants contained in this Agreement. Notwithstanding the foregoing, nothing herein shall prevent any of the Indemnified Parties from bringing an Action based upon allegations of fraud or other intentional breach of an obligation of or with respect to either Party in connection with this Agreement. In the event such Action is brought, the prevailing Person’s attorneys’ fees and costs shall be paid by the non-prevailing Person, or as may be permitted under the Illinois Rules of Civil Procedure, provisions relating to awards for attorney’s fees and costs.

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9.9. Insurance. The existence of a claim by Purchaser for monies from an insurer or against a third party in respect of any indemnifiable Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by Seller. If Purchaser has received the payment required by this Agreement from Seller in respect of any such indemnifiable Loss and later receives insurance proceeds or other amounts in respect of such indemnifiable Loss, Purchaser shall hold such insurance proceeds up to the amount paid by Seller in trust for the benefit of Seller and shall pay to Seller, as promptly as practical after receipt, a sum equal to the amount of such insurance proceeds or other amounts received (net of any increase in premiums or costs to collection such proceeds), up to the aggregate amount of any payments received from Seller in respect of such indemnifiable Loss.

9.10. Limitations on Indemnification. The indemnification provided for in this Article IX shall be subject to the following limitations:

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification until the aggregate amount of all Losses in respect of indemnification exceeds Two Hundred Fifty Thousand Dollars ($250,000) (the “Basket”). Thereafter, the Indemnifying Party shall be responsible for payment for Losses from the first dollar.

(b) In no event shall any Indemnifying Party be liable to any Indemnified Party for indemnification where the aggregate amount paid by all Indemnifying Parties with respect to Losses is in excess of the aggregate of Two Million Dollars ($2,000,000) (the “Cap”).

(c) Notwithstanding the foregoing, the Cap and Basket described in this Section 9.10 shall not apply with respect to Losses arising under Section 9.4(b)-(g) or Section 9.5(b)-(c) or resulting from breaches of covenants or Fundamental Representations or fraud; provided however, that in no event shall the Seller indemnifying parties be liable to the Purchaser Indemnified Parties for indemnification under Section 9.4(e) in an amount greater than the amounts paid by Purchaser to Seller under this Agreement.

(d) Notwithstanding anything herein to the contrary, in no event shall the Indemnifying Party be liable to the Indemnified Party for punitive, special, lost profits, or other consequential damages, except to the extent any such damages are payable to a third party in connection with a claim or proceeding brought by a third party or except in connection with any fraud or intentional misconduct.

9.11. Right of Set-off. To the extent that Seller has any indemnification obligation pursuant to this Error! Reference source not found. and subject to the limitations set forth herein, any of the Purchaser Indemnified Parties may set off the amount of such indemnification obligation against the principal balance of the Note and Pledge Agreement. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit any Purchaser Indemnified Parties in any manner in the enforcement of any other remedies that may be available to it.

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9.12. Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

ARTICLE X.

MISCELLANEOUS

10.1. Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable against the Parties hereto and their respective successors and permitted assigns.

10.2. Governing Law. This Agreement shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule that would require the application of the laws of another jurisdiction.

10.3. Dispute Resolution; Venue; Arbitration. Any claim or controversy arising out of or in any way relating to this Agreement or any breach thereof between the Parties shall be submitted to FINAL AND BINDING ARBITRATION BEFORE JAMS IN THE STATE OF ILLINOIS, COOK COUNTY, PURSUANT TO THE JAMS COMPREHENSIVE ARBITRATION RULES AND PROCEDURES. ALL PARTIES FURTHER AGREE THAT THE ARBITRATION SHALL BE CONDUCTED BEFORE A SINGLE ARBITRATOR WHO SHALL BE AN INDEPENDENT RETIRED ILLINOIS OR FEDERAL JUDGE OR JUSTICE WHO CURRENTLY IS, OR WAS AT THE TIME OF RETIREMENT, IN GOOD STANDING. SUBJECT TO THE FOREGOING, THE ARBITRATOR SHALL BE SELECTED THROUGH THE PROCEDURE SET FORTH IN RULE 15, SUBSECTIONS (b) – (f) OF THE JAMS COMPREHENSIVE ARBITRATION RULES AND PROCEDURES The Parties further agree that, upon application of the prevailing Party, any Judge of the Superior Court of the State of Illinois, may enter a judgment based on the final arbitration award issued by the JAMS arbitrator, and the Parties expressly agree to submit to the jurisdiction of this Court for such a purpose. No action at law or in equity based upon any claim arising out of or related to this Agreement shall be instituted in any court by any Party (or their respective members) except (i) an action to compel arbitration pursuant to this Section 10.3 or (ii) an action to enforce an award obtained in an arbitration proceeding in accordance with this Section 10.3. THE PARTIES UNDERSTAND THAT BY AGREEMENT TO BINDING ARBITRATION THEY ARE GIVING UP THE RIGHTS THEY MAY OTHERWISE HAVE TO TRIAL BY A COURT OR A JURY AND ALL RIGHTS OF APPEAL, AND TO AN AWARD OF PUNITIVE OR EXEMPLARY DAMAGES. Notwithstanding any provision of the Agreement to the contrary, this Section 10.3 shall be construed to the maximum extent possible to comply with the laws of the State of Illinois. If, nevertheless, it shall be determined by a court of competent jurisdiction that any provision or wording of this Section 10.3, including any rules of JAMS, shall be invalid or unenforceable under the laws of the State of Illinois or other applicable Law, such invalidity shall not invalidate all of this Section 10.3. In that case, this Section 10.3 shall be construed so as to limit any term or provision so as to make it valid or enforceable within the requirements of the laws of the State of Illinois or other applicable Law, and, in the event such term or provision cannot be so limited, this Section 10.3 shall be construed to omit such invalid or unenforceable provision.

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(a) Attorney’s Fees . In the event of a dispute of the Parties with respect to this Agreement resulting in litigation or arbitration, the prevailing Party shall be entitled to recover from the other Party all reasonable costs, including, but not limited to attorneys’ fees and arbitration costs reasonably incurred by such Party.

(b) Confidentiality. The Parties and the arbitrator shall maintain strict confidentiality with respect to the arbitration.

(c) Notice and Right to Cure. The Parties agree that prior to utilizing the dispute resolution mechanism provided for in this Agreement, the Party claiming the breach of damage shall give written notice of the alleged breach or damage to the other Party, and the Parties shall meet in good faith to cure any breach and resolve any differences, provided, however, that such right of notice and opportunity to cure shall not extend any timetables set forth elsewhere in this Agreement or in applicable Law for longer than a period of thirty (30) days without the written consent of the Parties to continue such opportunity to cure.

10.4. Notices. All notices, consents, requests, instructions or other communications provided for herein shall be in writing and shall be deemed validly given, made and served when (a) delivered personally, (b) sent by certified or registered mail, postage prepaid, (c) sent by reputable overnight delivery service, or (d) sent by telephonic email transmission and, pending the designation of another address, addressed as follows:

If to Seller:

MM Enterprises USA, LLC

10115 Jefferson Boulevard

Culver City, California 90232

Attention: Adam Bierman

Email: adam@medmen.com

with a copy to:

Raines Feldman LLP

1800 Avenue of the Stars, 12th Floor

Los Angeles, California 90067

Attention: Jonathan D. Littrell

Email: jlittrell@raineslaw.com

If to Purchaser:

Verano Evanston, LLC

415 North Dearborn Street, 4th Floor

Chicago, Illinois 60654

Attn: George Archos

Email: george@verano.holdings

Any notice hereunder shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) three (3) days after mailing, if sent by registered or certified mail, (iii) on the day after dispatch, if sent by overnight delivery service, and (iv) upon dispatch, if transmitted by email transmission.

10.5. Entire Agreement. This Agreement, the Exhibits attached hereto, any Disclosure Schedules, any other schedules or attachments delivered pursuant to the provisions hereof and the other Transaction Documents set forth the entire agreement between Seller and Purchaser, superseding in all respects any and all prior oral or written agreements or understandings between them pertaining to the transactions contemplated by this Agreement. This Agreement shall be amended or modified only by written instrument signed by both Seller and Purchaser.

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10.6. Cooperation. Purchaser and Seller agree to fully cooperate to ensure that all requirements related to the implementation of the transactions contemplated by this Agreement and the other Transaction Documents are accomplished.

10.7. Headings. Section and article headings used in this Agreement have no legal significance and are used solely for convenience of reference and in shall no way extend or limit the meaning of any provision of this Agreement.

10.8. Assignment. No Party may assign its rights or obligations hereunder without the prior written consent of the other Party; provided, however, that prior to the applicable Closing Date, Purchaser may, without the prior written consent of Seller, assign all or any portion of its rights or obligations under this Agreement to any of its Affiliates, provided that Purchaser shall be required to guarantee the performance or observance of all such assigned obligations as a condition to such assignment.

10.9. Third Party Beneficiaries. Seller agrees that all representations, warranties and covenants made by Seller to Purchaser hereunder shall inure and accrue to, as if made originally to, any permitted assignee of Purchaser pursuant to Section 10.8, which assignee shall hold all rights and privileges of Purchaser hereunder.

10.10. Expenses. Unless otherwise provided in this Agreement, each Party shall pay for its own legal, accounting and other similar expenses incurred in connection with the transactions contemplated by this Agreement.

10.11. Confidentiality. The Parties agree to keep the terms and the existence of this Agreement and all Transaction Documents in strict confidence and shall only disclose the terms and conditions of such documents on a need-to-know basis to their and to their respective Affiliates’, advisors, counsel, employees, consultants, managers, managing members, members, officers and directors. All notices to third parties and other publicity relating to the matters contemplated by this Agreement and the other Transaction Documents shall be jointly planned and coordinated between Seller and Purchaser, and neither Party shall unilaterally release such notices or publicity without the prior written approval of the other Party; provided, nothing herein shall prohibit a Party from notifying such Party’s, or such Party’s Affiliates’, advisors, counsel, employees, consultants, managers, managing members, members, officers and directors, if such notice is required by Law or in furtherance of the completion of the transactions contemplated herein, and provided that Seller or its Affiliates may make such public disclosures as either deems are required or advisable under applicable securities Laws.

10.12. Severability. In case any one or more of the provisions contained in this Agreement or any application thereof is for any reason held to be invalid, illegal or unenforceable in whole, in part or in any respect, or in the event that any one or more of the provisions of this Agreement operate or would prospectively operate to invalidate this Agreement, then and in any such event, the remaining provisions of this Agreement will remain operative and in full force and effect and the validity, legality and enforceability of the remaining provisions and other application thereof shall not in any way be affected or impaired thereby and the invalid provision shall be reformed to the extent possible to give effect to the intended meaning and purpose so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any Party.

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10.13. Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Recitals and the Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

10.14. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. A signature received via facsimile or electronically via email, in PDF or other electronic format will be as legally binding for all purposes as an original signature, as will use of an electronic process associated with this Agreement and executed or adopted by a Party with the intent to execute this Agreement.

10.15. Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the provisions hereof and to enforce specifically the terms and provisions hereof, without the proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, and agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) the other Party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth in the first paragraph.

“PURCHASER”

Verano Evanston, LLC
A Delaware limited liability company

By:	Verano Illinois, LLC
Its:	Manager

By:	/s/ George P. Archos
Name:	George P. Archos
Its:	Manager

“SELLER”

MM ENTERPRISES USA, LLC,
a Delaware limited liability company

By:	/s/ Zeeshan Hyder
Name:	Zeeshan Hyder
Its:	CFO

Signature Page to Membership Interest Purchase Agreement